UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2004

APTIMUS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington
(State or Other Jurisdiction of Incorporation)

0-28968 (Commission File Number)	91-1809146 (IRS Employer Identification No.)

2001 SIXTH AVENUE, SUITE 3200
SEATTLE, WA 98121
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (206) 441-9100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 12.   Results of Operations and Financial Condition

APTIMUS REVENUES TRIPLE, ACHIEVES PROFITABILITY

Company Increases 2004 Revenue and Earnings Guidance

SAN FRANCISCO, July 22, 2004 — Aptimus, Inc. (OTCBB: APTM):

•	Reports Q2 2004 Revenues of $3.0 Million
•	Achieves first ever GAAP profit of $300,000
•	Achieves GAAP fully diluted EPS of $0.04, ahead of prior Company guidance
•	Raises 2004 Revenue guidance to $11.5 Million from $9.0 Million
•	Increases 2004 Net Income guidance to $875,000, or fully diluted EPS of $0.12

Aptimus, Inc. (OTCBB: APTM), the powerful performance-based advertising network, today announced that revenues tripled from the same period last year to $3.0 million for the second quarter of 2004. This represents a 217% increase over revenues of $938,000 for the second quarter of 2003, and a 65% sequential increase over revenues of $1.8 million for the first quarter of 2004.

The Company also reported its first ever GAAP profit of $300,000 for the quarter, representing $0.04 per share calculated on a fully diluted weighted average of 7.1 million shares outstanding. This represents a $737,000 improvement in bottom line performance from the net loss of $437,000 for the same period in 2003 (which represented a $0.10 loss per share, calculated on a then weighted average of 4.2 million basic shares outstanding). In addition, the Company has achieved GAAP profitability for the 2004 year to date, accomplishing a key 2004 objective faster than originally anticipated.

“We are delighted with another exceptional growth quarter, which continues to demonstrate the power of our unique approach to online marketing,” said Tim Choate, President and CEO of Aptimus. “Our placements are generating substantial value for our publishers and advertisers alike, with revenues per impression remaining extremely attractive in comparison to industry standards. And as expected,” added Choate, “our expanded business development efforts and growing business development team really began to pay off this quarter.”

For the quarter, over 90% of revenues came from what the Company designates as its “continuity” clients. Continuity clients are those advertisers who seek new leads and customers year around. The Company also grew its campaign client business with both existing clients and several new campaign advertisers. Campaign clients are those advertisers who seek new leads through Aptimus as part of a limited term, product-specific marketing campaign.

Fees earned by the Company’s network publishers, or what the Company formerly referred to as its distribution partners, during the quarter were $1,313,000, or 44% of revenues, compared to $189,000, or 20% of revenues, in the comparable period of 2003, and compared to $679,000, or 38% of revenues in the first quarter of 2004. The fees paid to publishers increased sequentially during the second quarter due to faster than expected growth in the Company’s web site network, further increasing the emphasis of web site activities over higher-margin email marketing activities in the Company’s revenue mix. With today’s increase in projected revenues for 2004, based on faster growth in the Aptimus web site network, the Company expects the percentage of revenues paid to publishers will increase to 47% for the year. Given that, for web site-based revenues, the Company as a rule pays publishers between 40% and 50% of revenues, the overall percentage should also stabilize in the near term.

Business Outlook

Commenting on Aptimus’ business outlook, the company’s CFO, John Wade, said, “Given our strong performance during the quarter and the continued momentum we are already seeing in the third quarter, we are again raising our top and bottom line financial projections for 2004. While we continue to be an early stage company, and we still have revenue concentration with our top publishers and top advertising clients, our model is producing superb results and our confidence is growing.”

2004 Guidance	Prior	Revised
Revenue	$ 9.0MM	$ 11.5MM
GAAP Net Income	$ 480,000	$ 875,000
GAAP Earnings Per Diluted Share	$ 0.07	$ 0.12

For 2004, Aptimus now anticipates revenues of $11.5 million and GAAP net income of $0.12 per diluted share. This anticipated revenue increase represents a 28% increase over the Company’s most recent guidance of $9.0 million in revenues that was announced on May 24. This is the Company’s second upward revision in guidance this year. The earnings per share calculation assume 7.1 million fully diluted weighted average shares outstanding.

Aptimus ended the quarter with $1.78 million in cash, a slight increase from the $1.76 million in cash at the end of the first quarter of 2004. This positive cash flow was achieved even while the Company increased its Accounts Receivables balance by $674,000 sequentially. “Our cash balance held steady during the quarter due to our profitability, even as we substantially grew our revenues and receivables,” added Wade.

Other Activities

The Company’s most important focus for 2004 remains to extend the reach of its network by adding new web site publishers and expanding existing relationships. With this objective in mind, Aptimus has already increased its business development team to five employees, from one in December of 2003. To further accelerate their efforts, and to enable publishers to join the Aptimus Network and participate in this powerful model more quickly, Aptimus will soon announce a new self-service option for its Network, the Aptimus Network EasyJoinTM Program.

The EasyJoin Program is already available to a limited set of publishers and will be rolled out more fully during the third quarter. Through the Aptimus Network EasyJoin Program, publishers of all sizes will be able to sign-up, build, and launch their own placements in the Aptimus Network within twenty-four hours, without ever talking to an Aptimus representative. In addition to adding Aptimus Network placements to their transactional processes, publishers will be able to customize those placements with their own creative, determine how many offers to present and in what format, and otherwise maintain more direct control over their Aptimus Network participation. While this program was designed to speed and simplify the process of participation for small and mid-sized web publishers, the rich features and simpler process will also be attractive to many larger publishers. Aptimus intends to officially launch this effort in the third quarter with a public relations campaign and other marketing programs to attract new publishers.

“Our new EasyJoin Program will simplify the publisher join process and reduce Aptimus’ own efforts required to expand our publisher base,” said Tim Choate. “While the EasyJoin Program is still at its earliest stages, we believe it will change the way we work with many publishers. We are also hopeful that this new effort will enable us to grow our publisher base more rapidly while actually slowing our business development hiring pace,” Choate added.

With its strong base of clients, growing network of leading web sites, and the high performance of its Dynamic Revenue OptimizationTM platform, Aptimus continues to offer a compelling proposition to even the largest web sites. And with the addition of its new EasyJoin Program and its high revenues per impression, Aptimus will offer a compelling proposition to even the smallest web sites as well.

Conference Call

Tim Choate will host a conference call on July 22, 2004 to review the Company’s second quarter results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is # 762812. In addition to the call, a webcast will be available live on the Internet, and a replay will also be accessible from the Investor section of the Company’s website at www.aptimus.com until August 31, 2004.

About Aptimus, Inc.

Aptimus Inc. is a powerful performance-based advertising network that distributes advertisements for direct marketing advertisers across third-party web sites and email lists. At the core of the Aptimus Network is a proprietary, patent-pending technology and direct marketing approach called Dynamic Revenue Optimization™, which determines through computer-based logic on a real-time basis the best advertisements in Aptimus’ system, in terms of response and value, for promotion on each individual web site and in each email sent. Advertisers pay only for results, enabling them to refine their offers and meet their exact objectives. For web site publishers, the Aptimus Network generates high revenues per impression while promoting compelling offers from leading brands. Aptimus’ current clients include many of the top 500 direct marketers, such as Procter & Gamble, Gevalia Coffee, Hewlett Packard, IBM, and The New York Times. Aptimus website publishers include a broad cross-section of the Internet from CNET Networks to eDiets. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the OTCBB under the symbol APTM. More information on Aptimus is available at the Company’s website at http://www.aptimus.com.

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the continuing nature of the company’s revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution partners and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the company’s future capital strategy and the company’s improving prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the Company’s operating results, the ability to compete successfully, the ability of the Company to maintain current client and distribution partner relationships and attract new ones, the sufficiency of the Company’s capital base to fund expanding operations, and the sufficiency of the company’s computer hardware infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the Company’s Annual Report on Form 10-K, dated March 30, 2004, and in other periodic reports and filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or
john.wade@aptimus.com.

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com

APTIMUS, INC.
Balance Sheet
(in thousands)
(unaudited)

	June 30,	December 31,

	2004	2003

ASSETS
Cash and cash equivalents	$ 1,776	$ 2,368
Accounts receivable, net	2,090	919
Prepaid expenses and other assets	88	166

Total current assets	3,954	3,453
Fixed assets, net of accumulated depreciation	485	408
Intangible assets, net	28	30
Long-term investments	40	40
Deposits	44	44

	$ 4,551	$ 3,975

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 891	$ 636
Accrued and other liabilities	419	259
Current portion of capital lease obligations	--	101

Total current liabilities	1,310	996
Notes payable, net of unamortized discount	--	267

Total liabilities	1,310	1,263

Shareholders' equity
Common stock, no par value	63,427	63,098
Additional paid-in capital	2,644	2,679
Deferred stock compensation	--	--
Accumulated deficit	(62,830)	(63,065)

Total shareholders' equity	3,241	2,712

	$ 4,551	$ 3,975

APTIMUS, INC.
Statement of Operation
(in thousands, except per share data)
(unaudited)

	Three months ended June 30		Six months ended June 30

	2004	2003	2004	2003

Net Revenues	$2,976	$ 938	$4,782	$ 1,849
Operating expenses
Sales and marketing	522	323	959	671
Connectivity and network costs	213	348	389	627
Partner fees	1,313	189	1,992	409
Research and development	151	136	303	269
General and administrative	390	329	729	679
Depreciation and amortization	83	64	149	189
Loss (gain) on disposal of long-term assets	1	(14)	1	44
Lease renegotiation costs and
impairment of leasehold improvements	--	--	--	--
Restructuring costs	--	--	--	--

Total operating expenses	2,673	1,375	4,522	2,888

Operating income (loss)	303	(437)	260	(1,039)
Interest expense	7	1	34	4
Interest income	4	1	9	2

Net income (loss)	$ 300	$ (437)	$ 235	$(1,041)

Basic net income (loss) per share	$ 0.05	$(0.10)	$ 0.04	$(0.25)

Weighted average shares used in computing basic
net loss per share	5,654	4,221	5,446	4,221

Diluted net income (loss) per share	$ 0.04	$(0.10)	$ 0.03	$(0.25)

Weighted average shares used in computing diluted
net loss per share	7,083	4,221	7,029	4,221

Reconciliation of Net income (loss) to EBITDA:
Net income (loss)	$ 300	$ (437)	$ 235	$(1,041)
Add back certain non-cash charges:
Interest, net	3	--	25	2
Depreciation and amortization	83	64	149	189

EBITDA net income (loss)	$ 386	$ (373)	$ 409	$ (850)

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APTIMUS, INC. (Registrant)

Dated: July 22, 2004	By: /s/ David H. Davis David H. Davis General Counsel and Corporate Secretary